Exhibit 99.1

hhgregg Announces Full Year Operating Results and

Issues Fiscal Year 2011 Guidance

Fiscal Year 2010 Highlights

•	Net sales increase 9.9% to $1.5 billion; comparable store sales decrease 6.6%

•	21 net new stores opened during the fiscal year

•	Net income increases 7.4% to $39.2 million

Fiscal Year 2011 Guidance Highlights

•	Company remains on pace for 40 - 45 new store openings in fiscal 2011

•	Company establishes net income per diluted share guidance range for fiscal 2011 of $1.35 - $1.45

•	Company expects comparable stores sales growth of flat to positive 2%

•	Company expects net sales increase of 40 - 45%

INDIANAPOLIS, May 27, 2010 - hhgregg, Inc. (NYSE: HGG):

	Three Months Ended March 31,		Twelve Months Ended March 31,
(unaudited, dollar amounts in thousand, except per share data)	2010	2009	2010	2009
Net sales	$417,293	$364,855	$1,534,253	$1,396,678
Net sales % increase	14.4%	12.5%	9.9%	11.1%
Comparable store sales % decrease (1)	(4.8)%	(6.5)%	(6.6)%	(8.3)%
Gross profit as % of net sales	30.5%	31.7%	30.4%	31.2%
SG&A as % of net sales	21.5%	19.8%	21.1%	20.5%
Net advertising expense as a % of net sales	3.7%	3.5%	3.8%	4.5%
Depreciation and amortization expense as a % of net sales	1.2%	1.1%	1.1%	1.1%
Asset impairment charges	n/a	0.2%	n/a	0.0%
Income from operations as a % of net sales	4.2%	7.1%	4.5%	5.0%
Net interest expense as a % of net sales	0.3%	0.4%	0.3%	0.5%
Loss related to early extinguishment of debt as a % of net sales	0.0%	n/a	0.0%	n/a
Net income	$10,047	$13,875	$39,198	$36,497
Net income per diluted share	$0.25	$0.42	$1.03	$1.10
Weighted average shares outstanding - diluted	39,947,104	33,261,210	37,990,208	33,063,511
Number of stores open at the end of the period	131	110

(1)	Comprised of net sales at stores in operation for at least 14 full months, including remodeled and relocated stores, as well as net sales for the Company’s e-commerce site.

hhgregg, Inc. (“hhgregg” or “the Company”) today reported net income of $10.0 million for the three months ended March 31, 2010, or net income per diluted share of $0.25, compared with net income of $13.9 million, or $0.42 per diluted share, for the comparable prior year period. Net income for the twelve months ended March 31, 2010 was $39.2 million, or $1.03 per diluted share, compared to net income of $36.5 million, or $1.10 per diluted share for the twelve months ended March 31, 2009. The decrease in fiscal fourth quarter net income per diluted share is the result of a decline in comparable store sales, a decline in gross margin, an increase in operating expenses and an increase in diluted average shares. The increase in operating expenses was due to start-up investments in warehouse, distribution, management training, pre-opening occupancy and relocation to support the new store growth in the Mid-Atlantic region and totaled approximately $4.4 million or $0.07 per diluted share for the three months ended March 31, 2010.

Dennis May, President and Chief Executive Officer of the Company, commented, “We are extremely pleased with the manner in which our associates managed the business over the past twelve months. Despite the significant challenges in the economy and our industry, we managed to grow our sales and net income during fiscal 2010, while at the same time, reinvesting in our business to strategically position the Company for future growth. We are extremely excited to be opening a record number of new stores and entering the Mid-Atlantic region, of which 26 new stores have already opened during our first fiscal quarter of fiscal 2011. We believe our unique operating model, unwavering commitment to customer service, compelling market position, and strong balance sheet positions us well to continue to grow and gain market share in the years to come.”

Net sales for the three months ended March 31, 2010 increased 14.4% compared to the comparable prior year period to $417.3 million. Net sales for the twelve months ended March 31, 2010 increased 9.9% over the prior year to $1.5 billion. The increase in sales for the three and twelve months ended March 31, 2010 was primarily attributable to the net addition of 21 stores during the past 12 months, partially offset by a 4.8% and a 6.6% decrease in comparable store sales, respectively.

Net sales mix and comparable store sales percentage changes by product category for the three and twelve months ended March 31, 2010 and 2009 were as follows:

	Net Sales Mix Summary				Comparable Store Sales Summary
	Three Months Ended March 31,		Twelve Months Ended March 31,		Three Months Ended March 31,		Twelve Months Ended March 31,
	2010	2009	2010	2009	2010	2009	2010	2009
Video	51%	55%	47%	50%	(12.0)%	1.5%	(12.3)%	(1.1)%
Appliances	33%	31%	35%	35%	3.7%	(19.7)%	(3.9)%	(16.5)%
Other (1)	16%	14%	18%	15%	4.3%	0.6%	5.9%	(8.0)%

Total	100%	100%	100%	100%	(4.8)%	(6.5)%	(6.6)%	(8.3)%

(1)	Primarily consists of audio, personal electronics, notebook computers, mattresses, and furniture and accessories.

The decrease in the comparable store sales for the video category, for both the three and twelve month period ended March 31, 2010, was due primarily to a decline in average selling prices, partially offset by an increase in units sold. Net sales in the appliance category experienced significant improvement across all categories in the three months ended March 31, 2010, resulting in positive comparable store sales of 3.7% for the three month period and a comparable store sales decline of 3.9% for the twelve month period ended March 31, 2010. For the three and twelve months ended March 31, 2010, the comparable store sales increase in the other category was due primarily to continued strength in the computer category, partially offset by a double digit comparable store sales decrease in the small electronics category.

Gross profit margin, expressed as gross profit as a percentage of sales, decreased 117 basis points for the quarter ended March 31, 2010 and decreased 72 basis points for the twelve months ended March 31, 2010, compared with the respective prior year periods. The overall Company gross profit margin decrease for the three and twelve months ended March 31, 2010 was attributable largely to the favorable buying opportunities in the prior year, which were a result of temporary excess supply in the market place that allowed the Company to purchase product from its vendors at reduced prices. In addition, the gross profit margin as a percentage of net sales decreased as a result of a shift in sales mix towards lower-margin notebook computers, which was slightly offset by an increase in the appliance sales mix which carries a higher than Company average gross margin percentage.

SG&A, as a percentage of net sales, increased 169 basis points for the three months ended March 31, 2010 and increased 54 basis points for the twelve months ended March 31, 2010, compared with the respective prior year periods. Included in SG&A are occupancy costs for the three and twelve month periods which increased approximately 33 and 47 basis points, respectively. The increase in occupancy as a percentage of sales is a result of the decline in comparable store sales and the additional rent expense for the new stores scheduled to open in the first quarter of fiscal 2011. In addition, SG&A expenses in the fourth quarter included approximately $4.4 million, or $0.07 per diluted share, of start-up investments in warehouse, distribution, and management training, pre-opening occupancy and relocation costs to support the new store growth in the Mid-Atlantic region. Expense and payroll control from various cost initiatives and the Company’s commissioned sales structure allowed the Company’s other SG&A categories as a percentage of sales to remain relatively consistent compared to the comparable prior year periods.

Net advertising expense, as a percentage of sales, increased 19 basis points during the three months and decreased 69 basis points during the twelve months ended March 31, 2010 when compared with the respective comparable prior year periods. The increase in the fourth quarter, as a percentage of sales, was driven largely by deleveraging due to the comparable store sales decline. The decrease in the fiscal 2010 net advertising expense, as a percentage of sales, was largely due to reduced advertising rates in the first half of the year. Advertising rates dropped significantly in November 2008, thus the Company lapped this reduction in rates in November 2009.

The Company’s effective income tax rate for the three and twelve months ended March 31, 2010 decreased from 43.7% and 41.7%, respectively, in fiscal 2009 to 37.7% and 38.3%, respectively, in fiscal 2010. The decreases in the effective income tax rate were primarily the result of reductions in the Company’s effective state income tax rates and a favorable adjustment to the prior year tax receivable.

hhgregg Establishes Fiscal Year 2011 Net Income Per Diluted Share Guidance Range of $1.35 to $1.45

Included in the Company’s guidance, are the following assumptions:

•	Net sales increase of 40% to 45%

•	Comparable store sales growth of flat to positive 2%

•	The opening of 40 to 45 new stores of which, 26 stores have already opened in the first fiscal quarter of fiscal 2011. The remaining fiscal 2011 stores are expected to be opened by mid November

•	Capital expenditures of approximately $42 million to $47 million

•	An effective income tax rate of 39.0% to 39.5%

•

First half start-up investments of $9.0 million to $10.0 million in warehouse, distribution, management training, pre-opening occupancy and relocation costs associated with the accelerated Mid-Atlantic expansion

Jeremy Aguilar, Chief Financial Officer of the Company, commented, “While we are pleased with our overall performance in the fourth fiscal quarter and fiscal 2010, and encouraged by the improving consumer trends that have carried into the current fiscal year, the volatility that remains in the market keeps us cautiously optimistic about our fiscal 2011 guidance. Looking ahead, we believe hhgregg is well positioned to continue to gain market share, while simultaneously executing on our accelerated growth strategy.”

Teleconference and Webcast

hhgregg will be conducting a conference call to discuss operating results for the three and twelve months ended March 31, 2010, on Thursday, May 27, 2010 at 9:00 a.m. (Eastern Time). Interested investors and other parties may listen to a simultaneous web cast of the conference call by logging onto hhgregg’s website at www.hhgregg.com. The on-line replay will be available for a limited time immediately following the call. The call can also be accessed live over the phone by dialing (877)304-8963. Callers should reference the hhgregg earnings call.

About hhgregg

hhgregg is a specialty retailer of consumer electronics, home appliances and related services operating under the name hhgregg™. hhgregg currently operates 157 stores in Alabama, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee and Virginia.

Safe Harbor Statement

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the expectations, beliefs, plans, objectives, assumptions or future events or performance of hhgregg, Inc. are forward-looking statements.

hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg’s expectations are: the effect of general and regional economic and employment conditions on its net sales; competition in existing, adjacent and new metropolitan markets; changes in consumer preferences; its ability to effectively manage and monitor its operations, costs and service quality; its reliance on a small number of suppliers; rapid inflation or deflation in core product prices; the failure of manufacturers to introduce new products and technologies; customer acceptance of new technology; its dependence on the Company’s key management personnel and its ability to attract and retain qualified sale’s personnel; its ability to negotiate with its suppliers to provide product on a timely basis at competitive prices; the identification and acquisition of suitable sites for its stores and the negotiation of acceptable leases for those sites; fluctuation in seasonal demand; its ability to maintain its rate of growth and penetrate new geographic areas; its ability to locate suitable new store sites; its ability to obtain additional financing and maintain its credit facilities; its ability to maintain and upgrade its information technology systems; the effect of a disruption at the Company’s central distribution centers; changes in cost for advertising; and changes in legal and/or trade regulations, currency fluctuations and prevailing interest rates.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s fiscal 2010 Form 10 – K filed May 27, 2010. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Contact:	Andy Giesler, Vice President of Finance
investorrelations@hhgregg.com
(317) 848-8710

HHGREGG, INC. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	March 31, 2010	March 31, 2009	March 31, 2010	March 31, 2009
	(In thousands, except share and per share data)
Net sales	$417,293	$364,855	$1,534,253	$1,396,678
Cost of goods sold	289,851	249,166	1,067,312	961,570

Gross profit	127,442	115,689	466,941	435,108
Selling, general and administrative expenses	89,856	72,399	323,182	286,655
Net advertising expense	15,331	12,719	57,808	62,224
Depreciation and amortization expense	4,836	3,935	17,160	15,984
Asset impairment charges	—	602	—	602

Income from operations	17,419	26,034	68,791	69,643
Other expense (income):
Interest expense	1,182	1,378	5,154	7,103
Interest income	(31)	(6)	(49)	(15)
Loss related to early extinguishment of debt	146	—	146	—

Total other expense	1,297	1,372	5,251	7,088

Income before income taxes	16,122	24,662	63,540	62,555
Income tax expense	6,075	10,787	24,342	26,058

Net income	$10,047	$13,875	$39,198	$36,497

Net income per share
Basic	$0.26	$0.43	$1.07	$1.13
Diluted	$0.25	$0.42	$1.03	$1.10
Weighted average shares outstanding-basic	38,460,594	32,536,216	36,649,515	32,391,392
Weighted average shares outstanding-diluted	39,947,104	33,261,210	37,990,208	33,063,511

HHGREGG, INC. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

(AS A PERCENTAGE OF NET SALES)

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	March 31, 2010	March 31, 2009	March 31, 2010	March 31, 2009
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	69.5	68.3	69.6	68.8

Gross profit	30.5	31.7	30.4	31.2
Selling, general and administrative expenses	21.5	19.8	21.1	20.5
Net advertising expense	3.7	3.5	3.8	4.5
Depreciation and amortization expense	1.2	1.1	1.1	1.1
Asset impairment charges	—	0.2	—	—

Income from operations	4.2	7.1	4.5	5.0

Other expense (income):
Interest expense	0.3	0.4	0.3	0.5
Interest income	—	—	—	—
Loss related to early extinguishment of debt	—	—	—	—

Total other expense	0.3	0.4	0.3	0.5

Income before income taxes	3.9	6.8	4.1	4.5
Income tax expense	1.5	3.0	1.6	1.9

Net income	2.4%	3.8%	2.6%	2.6%

Certain percentage amounts do not sum due to rounding

HHGREGG, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2010 AND 2009

(UNAUDITED)

	2010	2009
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$157,837	$21,496
Accounts receivable—trade, less allowances of $177 and $219, respectively	7,312	5,319
Accounts receivable—other	23,411	9,038
Merchandise inventories, net	201,503	141,610
Prepaid expenses and other current assets	8,529	4,247
Deferred income taxes	6,155	4,421

Total current assets	404,747	186,131

Net property and equipment	133,013	83,555
Deferred financing costs, net	3,196	2,624
Deferred income taxes	64,096	77,564
Other assets	867	501

Total long-term assets	201,172	164,244

Total assets	$605,919	$350,375

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$149,414	$62,265
Current maturities of long-term debt	908	908
Customer deposits	20,330	15,234
Accrued liabilities	44,846	32,067

Total current liabilities	215,498	110,474

Long-term liabilities:
Long-term debt, excluding current maturities	87,433	91,700
Other long-term liabilities	49,580	23,048

Total long-term liabilities	137,013	114,748

Total liabilities	352,511	225,222

Stockholders’ equity:
Preferred stock, par value $.0001; 10,000,000 shares authorized; no shares issued and outstanding as of March 31, 2010 and 2009	—	—
Common stock, par value $.0001; 150,000,000 shares authorized; 38,517,388 and 32,744,111 shares issued and outstanding as of March 31, 2010 and 2009, respectively	4	3
Additional paid-in capital	254,770	165,524
Accumulated other comprehensive loss	(982)	(747)
Accumulated deficit	(300)	(39,498)

	253,492	125,282
Note receivable for common stock	(84)	(129)

Total stockholders’ equity	253,408	125,153

Total liabilities and stockholders’ equity	$605,919	$350,375

HHGREGG, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED MARCH 31, 2010 AND 2009

(UNAUDITED)

	2010	2009
	(In thousands)
Cash flows from operating activities:
Net income	$39,198	$36,497
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,160	15,984
Amortization of deferred financing costs	998	668
Stock-based compensation	3,455	2,676
Excess tax benefits from stock-based compensation	(2,985)	(525)
(Gain) loss on sales of property and equipment	(69)	140
Loss on early extinguishment of debt	146	—
Deferred income taxes	11,888	4,791
Asset impairment charges	—	602
Tenant allowances received from landlords	13,647	500
Changes in operating assets and liabilities:
Accounts receivable—trade	(1,993)	2,802
Accounts receivable—other	(4,422)	5,225
Merchandise inventories	(59,893)	(8,242)
Prepaid expenses and other assets	(4,648)	(677)
Accounts payable	71,483	(15,486)
Customer deposits	5,096	(2,805)
Accrued liabilities	17,005	(5,451)
Other long-term liabilities	1,814	4,751

Net cash provided by operating activities	107,880	41,450

Cash flows from investing activities:
Purchases of property and equipment	(62,161)	(33,715)
Net proceeds from sale leaseback transactions (proceeds from related party were $4.4 million in fiscal 2009)	4,694	14,413
Deposit on future sale leaseback transactions applied	(1,043)	(1,815)
Proceeds from sales of property and equipment	78	81

Net cash used in investing activities	(58,432)	(21,036)

Cash flows from financing activities:
Proceeds for issuance of common stock	82,913	—
Transaction costs for stock issuance	(4,764)	—
Proceeds from exercise of stock options	4,658	3,117
Excess tax benefits from stock-based compensation	2,985	525
Net increase (decrease) in bank overdrafts	7,039	(4,548)
Payments on notes payable	(908)	—
Payment of financing costs	(1,640)	—
Payment for early debt extinguishment	(3,435)	—
Other, net	45	119

Net cash provided by (used in) financing activities	86,893	(787)

Net increase in cash and cash equivalents	136,341	19,627
Cash and cash equivalents
Beginning of year	21,496	1,869

End of year	$157,837	$21,496

Supplemental disclosure of cash flow information:
Interest paid	$4,463	$8,002
Income taxes paid	$9,694	$21,775

HHGREGG, INC. AND SUBSIDIARIES

Store Count by Quarter for Fiscal Years 2008, 2009 and 2010

(Unaudited)

	FY2008				FY2009				FY2010
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Beginning Store Count	77	79	80	85	91	97	103	108	110	111	118	127
Store Openings	2	1	5	6	6	6	6	2	1	7	10	4
Store Closures	—	—	—	—	—	—	(1)	—	—	—	(1)	—

Ending Store Count	79	80	85	91	97	103	108	110	111	118	127	131

Note: hhgregg, Inc.’s fiscal year is comprised of four quarters ending June 30th, September 30th, December 31st and March 31st.